-----------                                        -----------------------------
| FORM 5  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).
 --
|  | Form 3 Holdings Reported
 --
 --
|  | Form 4 Transactions Reported
 --

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Lawi,           David             S.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    93 Mason Street                               |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Greenwich,        CT          06830          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   December, 1998
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |
--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code                    |       Amount     |     (A) or (D)     |   Price
----------------------------|------------------|--------------------|-----------
(a)                         |                  |                    |
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Issuer's    |      Indirect (I)      |      Ownership
     Fiscal Year           |      (Instr. 4)        |      (Instr. 4)
     (Instr. 3 and 4)      |                        |
---------------------------|------------------------|---------------------------
(a)  214,561               |                        |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       12.5625  |
--------------------------------------------|----------------|------------------
(b)  Employee Warrants                      |       12.00    |
--------------------------------------------|----------------|------------------
(c)  Employee Warrants                      |       16.00    |     12/03/98
--------------------------------------------|----------------|------------------
(d)  Employee Warrants                      |       20.50    |     12/03/98
--------------------------------------------|----------------|------------------
(e)  Options - Right to Buy                 |       21.50    |     12/03/98
--------------------------------------------|----------------|------------------
(f)  Options - Right to Buy                 |       20.8125  |     12/03/98
--------------------------------------------|----------------|------------------
(g)  Options - Right to Buy                 |       20.50    |     12/03/98
--------------------------------------------|----------------|------------------
(h)  Options - Right to Buy                 |       20.25    |     12/03/98
--------------------------------------------|----------------|------------------
(i)  Options - Right to Buy                 |       20.00    |     12/03/98
--------------------------------------------|----------------|------------------
(j)  Options - Right to Buy                 |       20.00    |     12/03/98
--------------------------------------------|----------------|------------------
(k)  Options - Right to Buy                 |       20.78125 |     12/03/98
--------------------------------------------|----------------|------------------
(l)  Options - Right to Buy                 |       20.8125  |     12/03/98
--------------------------------------------|----------------|------------------
(m)  Options - Right to Buy                 |       20.875   |     12/03/98
--------------------------------------------|----------------|------------------
(n)  Options - Right to Buy                 |       20.875   |     12/03/98
--------------------------------------------|----------------|------------------
(o)  Options - Right to Buy                 |       20.25    |     12/03/98
--------------------------------------------|----------------|------------------
(p)  Options - Right to Buy                 |       20.28125 |     12/03/98
--------------------------------------------|----------------|------------------
(q)  Options - Right to Buy                 |       20.3125  |     12/03/98
--------------------------------------------|----------------|------------------
(r)  Options - Right to Buy                 |       20.375   |     12/03/98
--------------------------------------------|----------------|------------------
(s)  Options - Right to Buy                 |       20.40625 |     12/03/98
--------------------------------------------|----------------|------------------
(t)  Options - Right to Buy                 |       20.53125 |     12/03/98
--------------------------------------------|----------------|------------------
(u)  Options - Right to Buy                 |       20.71875 |     12/03/98
--------------------------------------------|----------------|------------------
(v)  Options - Right to Buy                 |       20.71875 |     12/03/98
--------------------------------------------|----------------|------------------
(w)  Options - Right to Buy                 |       20.75    |     12/03/98
--------------------------------------------|----------------|------------------
(x)  Options - Right to Buy                 |       20.8125  |     12/03/98
--------------------------------------------|----------------|------------------
(y)  Options - Right to Buy                 |       20.75    |     12/03/98
--------------------------------------------|----------------|------------------
(z)  Options - Right to Buy                 |       20.3125  |     12/03/98
--------------------------------------------|----------------|------------------
(aa) Options - Right to Buy                 |       20.25    |     12/03/98
--------------------------------------------|----------------|------------------
(bb) Options - Right to Buy                 |       20.375   |     12/03/98
--------------------------------------------|----------------|------------------
(cc) Options - Right to Buy                 |       20.34375 |     12/03/98
--------------------------------------------|----------------|------------------
(dd) Options - Right to Buy                 |       20.34375 |     12/03/98
--------------------------------------------|----------------|------------------
(ee) Options - Right to Buy                 |       20.625   |     12/03/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(ff) Employee Warrants                      |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(gg) Employee Warrants                      |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(hh) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ii) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(jj) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(kk) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ll) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(mm) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(nn) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(oo) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(pp) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(qq) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(rr) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ss) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(tt) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(uu) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(vv) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ww) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(xx) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(yy) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(zz) Options - Right to Buy                 |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(aaa)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(bbb)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ccc)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ddd)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(eee)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(fff)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(ggg)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------|----------------|------------------
(hhh)  Options - Right to Buy               |    13.9375 (6) |     12/03/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T             |     (A)     |     (D)       |   Date        | Expiration
                   |             |               | Exercisable   |      Date
-------------------|-------------|---------------|---------------|--------------
(a)                |             |               |      (1)      |  11/29/05
-------------------|-------------|---------------|---------------|--------------
(b)                |             |               |    07/10/94   |  04/11/00
-------------------|-------------|---------------|---------------|--------------
(c) D(3)           |             |     80,000    |    04/28/95   |  04/28/00
-------------------|-------------|---------------|---------------|--------------
(d) D(3)           |             |    100,000    |      (2)      |  11/20/02
-------------------|-------------|---------------|---------------|--------------
(e) D(3)           |             |      2,762    |    11/28/97   |  11/26/01
-------------------|-------------|---------------|---------------|--------------
(f) D(3)           |             |      1,466    |    11/28/97   |  11/27/01
-------------------|-------------|---------------|---------------|--------------
(g) D(3)           |             |      9,964    |    11/28/97   |  11/29/01
-------------------|-------------|---------------|---------------|--------------
(h) D(3)           |             |     13,766    |    11/28/97   |  12/02/01
-------------------|-------------|---------------|---------------|--------------
(i) D(3)           |             |     13,914    |    11/28/97   |  12/03/01
-------------------|-------------|---------------|---------------|--------------
(j) D(3)           |             |      2,710    |    11/28/97   |  12/04/01
-------------------|-------------|---------------|---------------|--------------
(k) D(3)           |             |     20,000    |    11/28/97   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(l) D(3)           |             |     13,700    |    11/28/97   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(m) D(3)           |             |        946    |    11/28/97   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(n) D(3)           |             |      6,154    |    11/28/97   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(o) D(3)           |             |      8,700    |    11/28/97   |  07/22/02
-------------------|-------------|---------------|---------------|--------------
(p) D(3)           |             |      1,400    |    11/28/97   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(q) D(3)           |             |     10,000    |    11/28/97   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(r) D(3)           |             |        100    |    11/28/97   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(s) D(3)           |             |      9,800    |    11/28/97   |  07/29/02
-------------------|-------------|---------------|---------------|--------------
(t) D(3)           |             |     30,000    |    11/28/97   |  07/30/02
-------------------|-------------|---------------|---------------|--------------
(u) D(3)           |             |      7,500    |    11/28/97   |  08/22/02
-------------------|-------------|---------------|---------------|--------------
(v) D(3)           |             |      2,500    |    11/28/97   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(w) D(3)           |             |     10,074    |    11/28/97   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(x) D(3)           |             |      1,900    |    11/28/97   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(y) D(3)           |             |        500    |    11/28/97   |  08/26/02
-------------------|-------------|---------------|---------------|--------------
(z) D(3)           |             |     12,700    |    11/28/97   |  08/28/02
-------------------|-------------|---------------|---------------|--------------
(aa) D(3)          |             |      2,000    |    11/28/97   |  08/29/02
-------------------|-------------|---------------|---------------|--------------
(bb) D(3)          |             |        500    |    11/28/97   |  09/02/02
-------------------|-------------|---------------|---------------|--------------
(cc) D(3)          |             |      9,500    |    11/28/97   |  09/02/02
-------------------|-------------|---------------|---------------|--------------
(dd) D(3)          |             |     10,000    |    11/28/97   |  09/03/02
-------------------|-------------|---------------|---------------|--------------
(ee) D(3)          |             |     35,900    |    11/28/97   |  09/04/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T             |     (A)     |     (D)       |   Date        | Expiration
                   |             |               | Exercisable   |      Date
-------------------|-------------|---------------|---------------|--------------
(ff)A(4)           |    80,000   |               |    12/03/98   |  04/28/00
-------------------|-------------|---------------|---------------|--------------
(gg)A(4)           |   100,000   |               |      (5)      |  11/20/02
-------------------|-------------|---------------|---------------|--------------
(hh)A(4)           |     2,762   |               |    12/03/98   |  11/26/01
-------------------|-------------|---------------|---------------|--------------
(ii)A(4)           |     1,466   |               |    12/03/98   |  11/27/01
-------------------|-------------|---------------|---------------|--------------
(jj)A(4)           |     9,964   |               |    12/03/98   |  11/29/01
-------------------|-------------|---------------|---------------|--------------
(kk)A(4)           |    13,766   |               |    12/03/98   |  12/02/01
-------------------|-------------|---------------|---------------|--------------
(ll)A(4)           |    13,914   |               |    12/03/98   |  12/03/01
-------------------|-------------|---------------|---------------|--------------
(mm)A(4)           |     2,710   |               |    12/03/98   |  12/04/01
-------------------|-------------|---------------|---------------|--------------
(nn)A(4)           |    20,000   |               |    12/03/98   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(oo)A(4)           |    13,700   |               |    12/03/98   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(pp)A(4)           |       946   |               |    12/03/98   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(qq)A(4)           |     6,154   |               |    12/03/98   |  07/17/02
-------------------|-------------|---------------|---------------|--------------
(rr)A(4)           |     8,700   |               |    12/03/98   |  07/22/02
-------------------|-------------|---------------|---------------|--------------
(ss)A(4)           |     1,400   |               |    12/03/98   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(tt)A(4)           |    10,000   |               |    12/03/98   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(uu)A(4)           |       100   |               |    12/03/98   |  07/23/02
-------------------|-------------|---------------|---------------|--------------
(vv)A(4)           |     9,800   |               |    12/03/98   |  07/29/02
-------------------|-------------|---------------|---------------|--------------
(ww)A(4)           |    30,000   |               |    12/03/98   |  07/30/02
-------------------|-------------|---------------|---------------|--------------
(xx)A(4)           |     7,500   |               |    12/03/98   |  08/22/02
-------------------|-------------|---------------|---------------|--------------
(yy)A(4)           |     2,500   |               |    12/03/98   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(zz)A(4)           |    10,074   |               |    12/03/98   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(aaa) A(4)         |     1,900   |               |    12/03/98   |  08/25/02
-------------------|-------------|---------------|---------------|--------------
(bbb) A(4)         |       500   |               |    12/03/98   |  08/26/02
-------------------|-------------|---------------|---------------|--------------
(ccc) A(4)         |    12,700   |               |    12/03/98   |  08/28/02
-------------------|-------------|---------------|---------------|--------------
(ddd) A(4)         |     2,000   |               |    12/03/98   |  08/29/02
-------------------|-------------|---------------|---------------|--------------
(eee) A(4)         |       500   |               |    12/03/98   |  09/02/02
-------------------|-------------|---------------|---------------|--------------
(fff) A(4)         |     9,500   |               |    12/03/98   |  09/02/02
-------------------|-------------|---------------|---------------|--------------
(ggg) A(4)         |    10,000   |               |    12/03/98   |  09/03/02
-------------------|-------------|---------------|---------------|--------------
(hhh) A(4)         |    35,900   |               |    12/03/98   |  09/04/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     50,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |     87,270     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |     80,000     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |    100,000     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |      2,762     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |      1,466     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |      9,964     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |     13,766     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |     13,914     |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |      2,710     |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |     20,000     |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |     13,700     |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |        946     |
-----------------------------------|----------------|---------------------------
(n)  Common Stock                  |      6,154     |
-----------------------------------|----------------|---------------------------
(o)  Common Stock                  |      8,700     |
-----------------------------------|----------------|---------------------------
(p)  Common Stock                  |      1,400     |
-----------------------------------|----------------|---------------------------
(q)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(r)  Common Stock                  |        100     |
-----------------------------------|----------------|---------------------------
(s)  Common Stock                  |      9,800     |
-----------------------------------|----------------|---------------------------
(t)  Common Stock                  |     30,000     |
-----------------------------------|----------------|---------------------------
(u)  Common Stock                  |      7,500     |
-----------------------------------|----------------|---------------------------
(v)  Common Stock                  |      2,500     |
-----------------------------------|----------------|---------------------------
(w)  Common Stock                  |     10,074     |
-----------------------------------|----------------|---------------------------
(x)  Common Stock                  |      1,900     |
-----------------------------------|----------------|---------------------------
(y)  Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(z)  Common Stock                  |     12,700     |
-----------------------------------|----------------|---------------------------
(aa) Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(bb) Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(cc) Common Stock                  |      9,500     |
-----------------------------------|----------------|---------------------------
(dd) Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(ee) Common Stock                  |     35,900     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(ff) Common Stock                  |     80,000     |
-----------------------------------|----------------|---------------------------
(gg) Common Stock                  |    100,000     |
-----------------------------------|----------------|---------------------------
(hh) Common Stock                  |      2,762     |
-----------------------------------|----------------|---------------------------
(ii) Common Stock                  |      1,466     |
-----------------------------------|----------------|---------------------------
(jj) Common Stock                  |      9,964     |
-----------------------------------|----------------|---------------------------
(kk) Common Stock                  |     13,766     |
-----------------------------------|----------------|---------------------------
(ll) Common Stock                  |     13,914     |
-----------------------------------|----------------|---------------------------
(mm) Common Stock                  |      2,710     |
-----------------------------------|----------------|---------------------------
(nn) Common Stock                  |     20,000     |
-----------------------------------|----------------|---------------------------
(oo) Common Stock                  |     13,700     |
-----------------------------------|----------------|---------------------------
(pp) Common Stock                  |        946     |
-----------------------------------|----------------|---------------------------
(qq) Common Stock                  |      6,154     |
-----------------------------------|----------------|---------------------------
(rr) Common Stock                  |      8,700     |
-----------------------------------|----------------|---------------------------
(ss) Common Stock                  |      1,400     |
-----------------------------------|----------------|---------------------------
(tt) Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(uu) Common Stock                  |        100     |
-----------------------------------|----------------|---------------------------
(vv) Common Stock                  |      9,800     |
-----------------------------------|----------------|---------------------------
(ww) Common Stock                  |     30,000     |
-----------------------------------|----------------|---------------------------
(xx) Common Stock                  |      7,500     |
-----------------------------------|----------------|---------------------------
(yy) Common Stock                  |      2,500     |
-----------------------------------|----------------|---------------------------
(zz) Common Stock                  |     10,074     |
-----------------------------------|----------------|---------------------------
(aaa)Common Stock                  |      1,900     |
-----------------------------------|----------------|---------------------------
(bbb)Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(ccc)Common Stock                  |     12,700     |
-----------------------------------|----------------|---------------------------
(ddd)Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(eee)Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(fff)Common Stock                  |      9,500     |
-----------------------------------|----------------|---------------------------
(ggg)Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(hhh)Common Stock                  |     35,900     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)       50,000            |            D          |
----------------------------|-----------------------|---------------------------
(b)       87,270            |            D          |
----------------------------|-----------------------|---------------------------
(c)            0            |            D          |
----------------------------|-----------------------|---------------------------
(d)            0            |            D          |
----------------------------|-----------------------|---------------------------
(e)            0            |            D          |
----------------------------|-----------------------|---------------------------
(f)            0            |            D          |
----------------------------|-----------------------|---------------------------
(g)            0            |            D          |
----------------------------|-----------------------|---------------------------
(h)            0            |            D          |
----------------------------|-----------------------|---------------------------
(i)            0            |            D          |
----------------------------|-----------------------|---------------------------
(j)            0            |            D          |
----------------------------|-----------------------|---------------------------
(k)            0            |            D          |
----------------------------|-----------------------|---------------------------
(l)            0            |            D          |
----------------------------|-----------------------|---------------------------
(m)            0            |            D          |
----------------------------|-----------------------|---------------------------
(n)            0            |            D          |
----------------------------|-----------------------|---------------------------
(o)            0            |            D          |
----------------------------|-----------------------|---------------------------
(p)            0            |            D          |
----------------------------|-----------------------|---------------------------
(q)            0            |            D          |
----------------------------|-----------------------|---------------------------
(r)            0            |            D          |
----------------------------|-----------------------|---------------------------
(s)            0            |            D          |
----------------------------|-----------------------|---------------------------
(t)            0            |            D          |
----------------------------|-----------------------|---------------------------
(u)            0            |            D          |
----------------------------|-----------------------|---------------------------
(v)            0            |            D          |
----------------------------|-----------------------|---------------------------
(w)            0            |            D          |
----------------------------|-----------------------|---------------------------
(x)            0            |            D          |
----------------------------|-----------------------|---------------------------
(y)            0            |            D          |
----------------------------|-----------------------|---------------------------
(z)            0            |            D          |
----------------------------|-----------------------|---------------------------
(aa)            0           |            D          |
----------------------------|-----------------------|---------------------------
(bb)            0           |            D          |
----------------------------|-----------------------|---------------------------
(cc)            0           |            D          |
----------------------------|-----------------------|---------------------------
(dd)            0           |            D          |
----------------------------|-----------------------|---------------------------
(ee)            0           |            D          |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(ff)      80,000            |            D          |
----------------------------|-----------------------|---------------------------
(gg)     100,000            |            D          |
----------------------------|-----------------------|---------------------------
(hh)       2,762            |            D          |
----------------------------|-----------------------|---------------------------
(ii)       1,466            |            D          |
----------------------------|-----------------------|---------------------------
(jj)       9,964            |            D          |
----------------------------|-----------------------|---------------------------
(kk)      13,766            |            D          |
----------------------------|-----------------------|---------------------------
(ll)      13,914            |            D          |
----------------------------|-----------------------|---------------------------
(mm)       2,710            |            D          |
----------------------------|-----------------------|---------------------------
(nn)      20,000            |            D          |
----------------------------|-----------------------|---------------------------
(oo)      13,700            |            D          |
----------------------------|-----------------------|---------------------------
(pp)         946            |            D          |
----------------------------|-----------------------|---------------------------
(qq)       6,154            |            D          |
----------------------------|-----------------------|---------------------------
(rr)       8,700            |            D          |
----------------------------|-----------------------|---------------------------
(ss)       1,400            |            D          |
----------------------------|-----------------------|---------------------------
(tt)      10,000            |            D          |
----------------------------|-----------------------|---------------------------
(uu)         100            |            D          |
----------------------------|-----------------------|---------------------------
(vv)       9,800            |            D          |
----------------------------|-----------------------|---------------------------
(ww)      30,000            |            D          |
----------------------------|-----------------------|---------------------------
(xx)       7,500            |            D          |
----------------------------|-----------------------|---------------------------
(yy)       2,500            |            D          |
----------------------------|-----------------------|---------------------------
(zz)      10,074            |            D          |
----------------------------|-----------------------|---------------------------
(aaa)      1,900            |            D          |
----------------------------|-----------------------|---------------------------
(bbb)        500            |            D          |
----------------------------|-----------------------|---------------------------
(ccc)     12,700            |            D          |
----------------------------|-----------------------|---------------------------
(ddd)      2,000            |            D          |
----------------------------|-----------------------|---------------------------
(eee)        500            |            D          |
----------------------------|-----------------------|---------------------------
(fff)      9,500            |            D          |
----------------------------|-----------------------|---------------------------
(ggg)     10,000            |            D          |
----------------------------|-----------------------|---------------------------
(hhh)     35,900            |            D          |
--------------------------------------------------------------------------------

Explanation of Responses:

1. Options have ten year terms from date of grant of 11/29/95, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.

2. Warrants have five year terms from date of grant of 11/20/97, 20% exercisable on date of grant. The remaining 80% are exercisable on the third anniversary of date of grant or, if earlier, in incremental installments of 20% of the total number of option shares for each 2-point increase in the market price of the company's stock above the exercise price which is maintained or exceeded for 10 consecutive trading days.

3. Cancellation of option/warrant in connection with grant of replacement option/warrant.

4.   The   reported   transaction   involved   the   repricing  of  an  existing
     option/warrant. The vesting terms were not amended.

5. Warrants have 5 year terms from original grant date of 11/20/97, with 20% exercisable on 11/20/97. The remaining 80% are exercisable on 11/20/00 or, if earlier, in incremental installments of 20% of the total number of option shares for each 2-point increase in the market value of the Company's stock above the exercise price which is maintained or exceeded for 10 consecutive trading days.

6. The exercise price will be $11.9375 if the Company is acquired prior to the expiration or exercise of the option or warrant.


                                   /s/ David S. Lawi
                                   by Marcia H. Kendrick              02/12/99
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).